FOR RELEASE May 9, 2005 at 7:30 a.m. EDT

Contacts:
Palatin Technologies:	Burns McClellan:

Stephen T. Wills, CPA, MST	John Nugent (for investor inquiries)
Chief Financial Officer	(212) 213-0006 X331
(609) 495-2200	jnugent@burnsmc.com
info@palatin.com
Kathy Nugent, Ph.D. (for media inquires)
(212) 213-0006 X339
knugent@burnsmc.com

      Palatin Technologies, Inc. Reports Third Quarter Fiscal Year 2005 Results;
Teleconference and Webcast to be held May 9th at 10 a.m. EDT

CRANBURY, NJ – May 9, 2005 – Palatin Technologies, Inc. (AMEX: PTN) announced today results for its third quarter ended March 31, 2005. Total revenues were $2.8 million, compared to $0.2 million for the same period in 2004. Palatin reported a net loss of $3.9 million, or ($0.07) per basic and diluted share, for the quarter ended March 31, 2005, compared to a net loss of $8.0 million, or ($0.16) per basic and diluted share, for the same period in 2004. At March 31, 2005, the Company had cash, cash equivalents and investments totaling $27.4 million.

The decrease in the net loss for the quarter ended March 31, 2005 versus the quarter ended March 31, 2004 was primarily attributable to $2.3 million of revenue recognized in the current period under the Company’s August 2004 collaboration agreement with King Pharmaceuticals, product revenue from the commercial sale of NeutroSpec™ and lower development costs associated with formulating and manufacturing drug product.

“Palatin continues to make significant progress in establishing consistent growth and operational success,” said Stephen T. Wills, chief financial officer of Palatin. “Our commercialization of NeutroSpec and our ongoing strategic alliance with King Pharmaceuticals has significantly reduced our burn rate and provided us with operational flexibility”.

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PRODUCT REVENUE AND ROYALTIES

For the quarter ended March 31, 2005, Palatin reported $0.5 million in product and royalty revenues related to NeutroSpec, pursuant to our collaboration agreement with Mallinckrodt. The 2004 period reflected no product revenue and royalties.

LICENSE, GRANTS AND CONTRACTS

For the quarter ended March 31, 2005, Palatin recognized revenue under its collaboration agreement with King of $2.3 million, which includes King’s share of PT-141 development costs. The 2004 period reflected $0.2 million of license and grant revenue.

COSTS AND EXPENSES

Total operating expenses for the quarter ended March 31, 2005 were $6.9 million compared to $8.3 million for the same period in 2004. The 2004 period included greater costs for formulating and manufacturing drug product for both the NeutroSpec and PT-141 development programs, which were partially offset in the current period by higher general and administrative spending associated with the general expansion of the Company’s business activities.

CASH POSITION

Palatin’s cash, cash equivalents and investments totaled $27.4 million as of March 31, 2005, compared to $20.4 million at June 30, 2004. This increase primarily reflects the Company’s receipt during its first fiscal quarter of $20.0 million from King under its collaboration agreement, net of its operating cash outflows during this fiscal year-to-date period.

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Palatin Technologies’ management will discuss the third quarter financial results for fiscal year ending June 30, 2005 and provide an update on corporate developments during a Teleconference/Webcast on May 9, 2005 at 10:00 a.m. EDT.

Teleconference & Webcast Access Information

•	Q3-Fiscal Year 2005 Conference Call - Live	5/9/2005 at 10:00 a.m. EDT
	Domestic Dial-In Number	1-800-289-0507
	International Dial-In Number	1-913-981-5540

•	Q3-Fiscal Year 2005 Conference Call - Replay	5/9-5/16/2005

•	Domestic Dial-In Number	1-888-203-1112
	International Dial-In Number	1-719-457-0820
Enter Pass Code I.D. # 9907473

•	Webcast Live and Replay Access	www.palatin.com

About NeutroSpec™
NeutroSpec™ is Palatin’s proprietary radiolabeled monoclonal antibody product for imaging and diagnosing infections. NeutroSpec is marketed and distributed by Palatin’s strategic collaboration partner, Mallinckrodt Imaging, a business unit of Tyco Healthcare. NeutroSpec has been approved by the FDA as an imaging agent for the diagnosis of equivocal appendicitis. The Company is also conducting additional clinical trials with NeutroSpec to evaluate its market potential as an imaging agent for other indications.

NeutroSpec includes a technetium-labeled anti-CD 15 monoclonal antibody which selectively binds to a type of white blood cell, neutrophils, involved in the immune response. When injected into the blood stream, NeutroSpec binds to neutrophils present at the infection site, labeling these cells with a radioactive tracer. As a result, physicians can rapidly image and detect an infection using a gamma camera, a common piece of hospital equipment that records radioactivity. NeutroSpec offers the advantage of direct injection and in-vivo labeling of white blood cells, leading to a rapid and highly specific functional image of an infection in less than an hour, whereas the current standard of care, ex-vivo labeled white blood cells, requires a blood sample to be taken from the patient, processed by a nuclear pharmacy and then re-injected into the patient, with diagnostic images usually not available until 12-24 hours later.

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About PT-141
PT-141 is the first compound in a new drug class called melanocortin receptor agonists under development to treat sexual dysfunction. This new chemical entity is being evaluated in phase II clinical trials studying the efficacy and safety profile of varying doses of this novel compound in men experiencing erectile dysfunction (“ED”) and women experiencing female sexual dysfunction (“FSD”). The mechanism of action of PT-141 may offer important benefits over currently available products for the treatment of ED because it acts on the pathway that controls sexual function without acting directly on the vascular system. Clinical data indicates that PT-141 may be effective in treating a broad range of patients suffering from ED. The nasal formulation of PT-141 currently under development is as convenient as oral treatments, is more patient-friendly than invasive treatments for ED, such as injections and trans-urethral pellets, and appears to result in a rapid onset of action.

Although the current ED market is primarily served by PDE-5 inhibitors which target the vascular system, a substantial unmet medical need for alternative sexual dysfunction therapies exists. Many patients are contraindicated for, or non-responsive to, PDE-5 inhibitors. For example, unlike PDE-5 inhibitors which are contraindicated in patients taking nitrates, primarily for the treatment of cardiovascular disease, current clinical data indicates that PT-141 should not be contraindicated in patients taking nitrates. Current literature indicates that about one half of all patients who receive an initial prescription for a PDE-5 inhibitor do not renew the prescription due chiefly to adverse side effects, drug interaction issues, and/or the lack of an acceptable level of responsiveness.

About Palatin Technologies
Palatin Technologies, Inc. is a biopharmaceutical company developing melanocortin-based therapeutics. The Company has one product on the market generating revenue and a pipeline of product opportunities in development. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To-date, the Company has formed partnerships with Mallinckrodt, a subsidiary of Tyco Healthcare, and King Pharmaceuticals. For additional information regarding Palatin, please visit Palatin Technologies’ website at www.palatin.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Palatin disclaims any intent or obligation to update any forward-looking statements. Such statements are based on Palatin’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, the inherent uncertainty associated with financial projections, and such risks and uncertainties as detailed from time to time in Palatin’s public filings with the U.S. Securities and Exchange Commission, including but not limited to, Palatin’s Annual Report on Form 10-K for the year ended June 30, 2004 and its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004 and December 31, 2004.

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(Financial Statement Follows)

PALATIN TECHNOLOGIES, INC.

Consolidated Statements of Operations
(unaudited)

                                     Three Months Ended March 31,     Nine Months Ended March 31,
                                     ----------------------------    ------------------------------
                                         2005            2004             2005             2004
                                     ------------    ------------    -------------    -------------
REVENUES:
  Product and royalty                $   465,974     $         -     $  2,715,472     $          -
  Licenses, grants and
   contracts                           2,340,869         180,754        9,396,719        2,304,819
                                     ------------    ------------    -------------    -------------
    Total revenues                     2,806,843         180,754       12,112,191        2,304,819
                                     ------------    ------------    -------------    -------------

OPERATING EXPENSES:
  Cost of product and
   royalty revenues                       91,206               -          471,441                -
  Research and development             4,854,417       7,127,006       16,619,541       17,959,723
  General and administrative           1,958,738       1,164,992        5,297,633        4,168,322
                                     ------------    ------------    -------------    -------------
    Total operating expenses           6,904,361       8,291,998       22,388,615       22,128,045
                                     ------------    ------------    -------------    -------------

Loss from operations                  (4,097,518)     (8,111,244)     (10,276,424)     (19,823,226)
                                     ------------    ------------    -------------    -------------

OTHER INCOME (EXPENSE):
  Investment income                      161,169          88,297          440,803          261,389
  Interest expense                        (3,907)         (4,535)         (10,946)         (16,302)
                                     ------------    ------------    -------------    -------------
    Total other income, net              157,262          83,763          429,857          245,807
                                     ------------    ------------    -------------    -------------

Loss before income taxes              (3,940,256)     (8,027,481)      (9,846,567)     (19,578,139)
Income tax benefit                             -               -          580,275          240,836
                                     ------------    ------------    -------------    -------------

NET LOSS                             $(3,940,256)    $(8,027,481)    $ (9,266,292)    $(19,337,303)
                                     ============    ============    =============    =============

Basic and diluted net loss per
    common share                     $     (0.07)    $     (0.16)    $      (0.17)    $      (0.42)
                                     ============    ============    =============    ==============

Weighted average number of
    common shares outstanding
    used in computing basic
    and diluted net loss per
    common share                      54,021,372      50,455,484       53,796,392       46,033,334
                                     ============    ============    =============    ==============